Power of Attorney



By :

MJM PUBLICITY LTD., a corporation incorporated pursuant to and governed by the Canada Business Corporations Act, hereunto represented by Margaret J. Miller, its President;


- and -


Rodney H. Miller, an individual, resident and domiciled at 78 Summit Crescent, Montreal (Westmount), Province of Quebec;

(<Hereinafter collectively referred to as the Principals>)

1. We, the Principals mentioned in this Power of Attorney, do hereby appoint Guy Lavergne, Attorney at Law (the <Attorney>), as our Attorney in Fact, for the following purposes:

(a) Make, report and file, on our behalf, all information mandated to be disclosed by law, or required by a regulatory agency, inclusive of any regulatory or other filings prescribed under the rules of the Securities and Exchange Commission, or under the Securities Exchange Act of 1934, as the same may be amended from time to time;

(b)	any amendments to the filings and reports referred to in
      Paragraph 1.(a) of this Power of Attorney;

2. We, the Principals, do hereby ratify and assume as our own, all actions and omissions, declarations, filings, reports and other things done, declared, reported or filed on our behalf, or on behalf of one of us, through the date hereof, and in the future by the Attorney, and we acknowledge and agree that we have and shall continue to fully disclose to the Attorney all relevant and material information pertaining to the subject matters of these filings and reports, and that we shall defend, indemnify and hold the Attorney harmless from and against any civil, administrative, penal, and/or criminal liability that may result from any inaccurate, misleading, incorrect or false information, declaration, filing, report, or statement.

Wherefore, we have signed this Power of Attorney, this 12th day of August, 2003 in Montreal, Province of Quebec.


MJM PUBLICITY LTD.


/S/ Margaret J. Miller
  ______________________
  Per: Margaret J. Miller



/S/ Rodney H. Miller
  ____________________
  Rodney H. Miller